SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                          Schedule 13G

            Under the Securities Exchange Act of 1934
                       (Amendment No. 11)


                     Comptek Research, Inc.
 ---------------------------------------------------------------
                        (Name of Issuer)


                 Common Stock (Par Value $0.02)
 --------------------------------------------------------------
                 (Title of Class of Securities)


                           204682 10 8
 --------------------------------------------------------------
                         (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less or such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person?s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be ?filed? for the purpose of Section 18 of the Securities Exchange Act of 1934 (?Act?) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                (Continued on following page(s))

                        Page 1 of 4 Pages


CUSIP No. 204682          13G            Page  2  of   4 Pages


1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     James D. Morgan

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                       (a) [ ]
                                                       (b) [ ]

3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OR ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5.   SOLE VOTING POWER
          325,190

     6.   SHARED VOTING POWER
          N/A

     7.   SOLE DISPOSITIVE POWER
          325,190

     8.   SHARED DISPOSITIVE POWER
          N/A

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     325,190

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.37

12.  TYPE OF REPORTING PERSON*

     IN

              *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 204682           13G            Page  3  of   4 Pages


               SCHEDULE 13G - Year ended 12/31/98

Item 1(a) Name of Issuer:

       Comptek Research, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

       2732 Transit Road, Buffalo, NY  14224

Item 2(a) Name of Person Filing:

       James D. Morgan

Item  2(b)  Address  of Principal Business Office  or,  if  none,
            Residence:

       2732 Transit Road, Buffalo, NY 14224

Item 2(c) Citizenship:

       United States

Item 2(d) Title of Class of Securities:

       Common Stock (Par Value $0.02)

Item 2(e) CUSIP Number:

       204682 10 8

Item 3 If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

       Not Applicable

Item 4 Ownership:

1    (a)  Amount  Beneficially Owned: 325,190.  This  amount
          includes 4,600 shares subject to option and deemed to be beneficially owned pursuant to Rule 13d-3.

     (b)  Percent of Class: 6.37%

     (c)  Number of shares as to which such person has:

          (i)    sole power to vote or to direct the vote: 325,190

          (ii)   shares  power to vote or to direct the  vote:
              		 Not Applicable

          (iii)  sole  power  to  dispose  or  to  direct   the
                 disposition of: 325,190

          (iv)   shares   power  to  dispose  or   to   direct   the
                 disposition of:  Not Applicable

CUSIP No. 204682        13G            Page  4  of   4 Pages


Item 5   Ownership of Five Percent or Less of a Class:

         Not Applicable

Item  6  Ownership of More than Five Percent  on  Behalf  of
         Another Person:

         Not Applicable

Item 7   Identification  and Classification of the  Subsidiary
         Which Acquired the Security Being Reported on by  the
         Parent Holding Company:

         Not Applicable

Item 8   Identification and Classification of Members of  the
         Group:

         Not Applicable

Item 9   Notice of Dissolution of Group:

         Not Applicable

Item 10  Certification:

         Not Applicable

       Signature:

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

       Date:  February 12, 1999


                                        James D. Morgan